Exhibit 10.9
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO GITLAB INC. IF PUBLICLY DISCLOSED.

RIGHT OF FIRST REFUSAL AGREEMENT
This Right of First Refusal Agreement (this “Agreement”) is made and entered into as of November 25, 2025 (the “Effective Date”), by and among Kilo Code, Inc., a Delaware corporation (the “Company”) and GitLab Inc., a Delaware corporation (“GitLab”).
RECITALS
WHEREAS, the Company and GitLab desire to enter into this Agreement to grant GitLab the Right of First Refusal (as defined below), subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises, terms, conditions and other agreements contained herein, and for other good and valuable consideration, including $1,000 paid by wire transfer to an account designated by the Company, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
A.Definitions. The following terms used herein shall have the following meanings.
“Acquisition” means any of the following: [**]
“Affiliate” means, with respect to a Person, another Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.
“Beneficial Owner” has the meaning ascribed to it in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended.
“Business Day” means a weekday on which banks are open for general banking business in New York, New York.
“Group” means two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of the applicable securities referred to herein.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint unit company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
“Transaction Proposal” means any agreement, offer or proposal for an Acquisition made by any Person who is not GitLab.

ARTICLE II
RIGHT OF FIRST REFUSAL
A.Grant of Right of First Refusal.
(a)The Company hereby unconditionally and irrevocably grants to GitLab (and its permitted transferees or assigns), with respect to any Transaction Proposal received by the Company that the Company determines in good faith that it desires to accept or that it would be willing to enter into exclusive negotiations with respect to during the period beginning on the Effective Date and ending at 11:59 p.m. Eastern time on August 24, 2026 (the “ROFR Period”), the right, but not the obligation, to acquire the Company or its assets (whether by merger, consolidation, purchase of assets or otherwise) on substantially similar economic and other terms to the extent reasonably practicable as specified in such Transaction Proposal (such right, the “Right of First Refusal”).
(b)Upon receipt of any bona fide written Transaction Proposal that the Company has determined in good faith that it desires to accept or that it would be willing to enter into exclusive negotiations with respect to (a “Noticed Transaction Proposal”), the Company shall promptly (within [**]) deliver a complete copy of such Noticed Transaction Proposal to GitLab (together with the identity of the party making such Noticed Transaction Proposal and all materials provided by such party that relate to such Noticed Transaction Proposal) (collectively, the “Third-Party Offer Notice”).
(c)If the Company delivers a Third-Party Offer Notice to GitLab, then GitLab shall have 10 Business Days following the later of (i) receipt of such Third-Party Offer Notice or (ii) [**], to deliver to the Company a written notice (the “Notice of Intent”) declaring its intent to substantially match the economic and other terms of such Noticed Transaction Proposal.
(d)Following GitLab’s delivery of a Notice of Intent, the Company shall, as soon as reasonably practicable thereafter, provide GitLab with reasonable access to (i) all such information and/or documents, including making available to GitLab a virtual data room with business, financial and legal diligence materials for an acquisition transaction (“VDR Access”) and (ii) members of Company management, in each case, as reasonably requested by GitLab to perform a customary due diligence investigation of the Company. The Company shall, and shall cause its representatives and subsidiaries to, use commercially reasonable efforts to comply with GitLab’s and its representative’s reasonable diligence requests in a timely manner. As soon as reasonably practicable (but no later than [**]), GitLab will deliver an initial draft of a definitive agreement pursuant to which GitLab proposes to effect an Acquisition of the Company on substantially similar economic and other terms as the applicable Transaction Proposal, and otherwise (an “Acquisition Agreement”). As soon as reasonably practicable following receipt of such Acquisition Agreement (but no later than [**]), the Company shall deliver to GitLab a draft of any disclosure schedules or similar document contemplated by such Acquisition Agreement (a “Disclosure Schedules”). Such Acquisition Agreement, including such Disclosure Schedules, together with all relevant ancillary agreements customary for transactions similar to that contemplated by such Acquisition Agreement, shall be negotiated by the Company and GitLab in good faith based on customary terms for a similarly structured technology company acquisition of a business of a similar size and stage and as agreed between the parties; provided that the Company and GitLab shall each negotiate in good faith and use commercially reasonable efforts to finalize and enter into such Acquisition Agreement as soon as reasonably practicable and in any event prior to the date that is [**] (such period, the “Transaction Period”); provided further that the Transaction Period will be deemed extended while [**]. If after compliance with the foregoing, the Company and GitLab cannot agree on the terms of the applicable Acquisition Agreement during the Transaction Period (including with respect to the applicable Disclosure Schedules), then the parties shall be under no obligation to enter into the Acquisition Agreement, and the Company shall be free to negotiate with, and to enter into a definitive acquisition agreement with respect to the Noticed Transaction Proposal with the same Person and on the same terms as set forth in the Noticed Transaction Proposal so long as such definitive acquisition agreement with such Person is entered into no later than [**] following expiration of the Transaction Period; provided, that if a definitive acquisition agreement is not entered into with such Person within such period, or if a definitive acquisition agreement is entered into with such Person during such period but such Acquisition is not consummated, then any Transaction Proposal, whether with the same or a different Person, shall again be subject to the Right of First Refusal with respect to any such Transaction Proposal.
(e)In the event that GitLab does not deliver a Notice of Intent with respect to a Noticed Transaction Proposal for which the Company has delivered a Third-Party Offer Notice to GitLab, and the Company does not enter into a definitive acquisition agreement for such Noticed Transaction Proposal within [**] following delivery to GitLab of such Third-Party Offer Notice, or enters into a definitive acquisition agreement with such Person during such period but such Acquisition is not consummated, then any other Transaction Proposal made to the Company during the ROFR Period shall again be subject to the Right of First Refusal.
(f)The Company agrees to act in good faith not to circumvent its obligations pursuant to this Article II, Section A.
B.Representations of the Company. The Company represents and warrants to GitLab as of the Effective Date as follows: (i) the Company has all requisite power, authority and capacity to enter into and perform this Agreement and to perform the obligations required to be performed by it hereunder and (ii) this Agreement has been duly executed and delivered by the Company, and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.
C.Representations of GitLab. GitLab represents and warrants to the Company as of the Effective Date as follows: (i) GitLab has all requisite power, authority and capacity to enter into and perform this Agreement and to perform the obligations required to be performed by it hereunder and (ii) this Agreement has been duly executed and delivered by GitLab, and constitutes the valid and legally binding obligation of GitLab, enforceable against GitLab in accordance with its terms.
D.Survival. The representations and warranties of each of GitLab and the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement until the termination of this Agreement in accordance with the terms hereof, and shall in no way be affected by any investigation or knowledge of the subject matter hereof made by or on behalf of GitLab or the Company, as applicable.

ARTICLE III
GENERAL PROVISIONS
A.Notices. All notices by any party required or permitted under this Agreement or any other related agreement must be in writing and be personally delivered or sent by overnight delivery, certified mail (postage prepaid and return receipt requested), email or facsimile to the addresses and numbers below.
(a)if to the Company, to:
Kilo Code, Inc.
PO Box 7775 PMB 29439
San Francisco, CA 94120-7775
Attention: Chief Executive Officer
Email:

with a copy (which shall not constitute notice) to:
Scale LLP
548 Market Street, Suite 86147
San Francisco, CA 94104
Attention: Brian Hicks
Email:

(b)if to GitLab, to:
GitLab Inc.
Legal & Corporate Affairs Team
Attention: Robin Schulman
Rashmi Chachra
Email:

with a copy (which shall not constitute notice) to:

Fenwick West LLP
801 California Street
Mountain View, California 94041
Attention: Ryan Mitteness
Email:

B.Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words

“include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been provided to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.
C.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
D.Entire Agreement; Parties in Interest. This Agreement, including all the Exhibits attached hereto, (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) is not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder.
E.Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that GitLab may assign this Agreement to an Affiliate of GitLab who agrees to be bound by the terms of this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns, including without limitation any successor corporation into which the Company is converted.
F.Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
G.Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.

H.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to the laws of another jurisdiction.
I.Consent to Jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the federal or state courts of the State of Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement and such documents, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section III.A or in such other manner as may be permitted by applicable legal requirements, shall be valid and sufficient service thereof.
J.Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
K.Amendment and Modification; Waiver. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the Company and GitLab. No waiver by any party shall be effective unless set forth in writing and executed by the party so waiving. The waiver by a party of any breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
L.Equitable Relief. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including seeking specific performance or the rescission of purchases, sales and other transfers of equity interests not made in strict compliance with this Agreement).
M.WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR ANY RELATED DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS

AGREEMENT. THIS SECTION III.M SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.
N.Right to Conduct Activities. The Company hereby acknowledges and agrees that GitLab and its Affiliates engage in a wide variety of businesses and activities (including acquisitions and investments in other companies), some of which could be competitive with the business of the Company as conducted from time to time, and the Company acknowledges and agrees that neither GitLab nor any of its Affiliates shall be liable to the Company, or its stockholders or Affiliates for any claim arising out of or based upon (a) GitLab or any of its Affiliates engaging in any business or activity (including without limitation, any acquisition or investment in another company or internally developed business or technology) which may be competitive with the Company, or (b) any actions taken by any officer, director, employee, or other representative of GitLab or any of its Affiliates to assist any such competitive business, activity or company. The Company acknowledges that GitLab will likely have, from time to time, information that may be of interest to the Company (“Information”) regarding a wide variety of matters including, by way of example only, (i) GitLab’s technologies, plans, and services, and plans and strategies relating thereto, (ii) current and future investments GitLab has made, may make, may consider or may become aware of with respect to other companies and other technologies, products, and services, and (iii) developments with respect to the technologies, products, and services, and plans and strategies relating thereto, of other companies, including in each case above, without limitation, that may be competitive with the Company. The Company, as a material part of the consideration for this Agreement, agrees that GitLab shall have no duty to disclose any Information to the Company or permit the Company to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit GitLab’s ability to pursue opportunities based on such Information or that would require GitLab to disclose any such Information to the Company or offer any opportunity relating thereto to the Company; provided, however, that the foregoing shall not limit GitLab’s contractual confidentiality obligations to the Company.
O.Publicity. Neither the Company, its subsidiaries nor any of their respective representatives shall (a) use GitLab’s name, mark, logo or branding or the name, mark, logo or branding in any manner or format (including reference on or links to websites, press releases, etc.) without the prior approval of GitLab or (b) issue any public statement or communication to any third party (other than to their legal, accounting and financial advisors) regarding GitLab’s investment in the Company without the consent of GitLab.
P.Termination. This Agreement shall automatically terminate upon the earlier of (i) the end of the ROFR Period, (ii) upon the consummation of any “Acquisition”, whether with GitLab or any other Person, or (iii) immediately prior to the initial sale of the Company’s securities pursuant to a registration statement filed under the Securities Act of 1933, as amended.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY

KILO CODE, INC.

By:    /s/ Scott Breitenother
Name:    Scott Breitenother
Title:    Chief Executive Officer

    [Signature Page to Right of First Refusal Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

GITLAB

GITLAB INC.

By:    /s/ James Shen
Name:    James Shen
Title:    Interim Chief Financial Officer

    [Signature Page to Right of First Refusal Agreement]